EXHIBIT 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
C1 FINANCIAL, INC.

C1 FINANCIAL, INC., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment and Restatement of its Articles of Incorporation (the “Amended and Restated Articles of Incorporation”), pursuant to the provisions of Sections 607.1003, 607.1006 and 607.1007 of the Florida Business Corporation Act (the “Act”):

1.           Amended and Restated Articles of Incorporation. The Corporation’s Articles of Incorporation are hereby amended and restated in their entirety as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

C1 FINANCIAL, INC.

ARTICLE 1.
NAME

The name of the corporation is C1 Financial, Inc. (the “Corporation”).

ARTICLE 2.
PRINCIPAL OFFICE AND REGISTERED AGENT

The address of its principal office in the State of Florida is 100 5th Street South, St. Petersburg, FL 33701.  The name and address of its initial registered agent is Ryan L. Snyder, Esq., 11031 Gatewood Dr., Bradenton, FL 34211.

ARTICLE 3.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act as the same exists or may hereafter be amended (“Florida Law”).

ARTICLE 4
CAPITAL STOCK

(A)           Authorized Shares

1.           Classes of Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 110,000,000, consisting of

100,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).

2.           Preferred Stock.  The Board of Directors is hereby empowered, without any action or vote by the Corporation’s shareholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Florida Law.

(B)           Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to these Amended and Restated Articles of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Florida Law.

(C)           Reverse Stock Split

Effective upon August          , 2014 (the “Effective Time”), each seven (7) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction and the fair market value of one (1) share of Common Stock (as determined by the Board of Directors), rounded up to the nearest whole cent.

The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation.

The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.

ARTICLE 5.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as otherwise provided by Florida Law.

The shareholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.
BOARD OF DIRECTORS

(A)           Power of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)           Number of Directors.  The number of directors which shall constitute the Board of Directors shall, as of the date these Amended and Restated Articles of Incorporation become effective, be eleven and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C)           Election of Directors.

(1)           The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors.  Each director shall serve for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2015 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2016 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2017 annual meeting.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.  In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)           The names of the persons who are to serve initially as directors of each Class are included below.

Name	Class
Brian D. Burghardt	Class I
Duane L. Moore	Class I
Kathryn B. Pemble	Class I
Alex Sink	Class I
Phillip L. Burghardt	Class II
Robert Glaser	Class II
Neil D. Grossman	Class II
William H. Sedgeman, Jr.	Class III
Trevor R. Burgess	Class III
Marcelo Faria de Lima	Class III
Ryan L. Snyder	Class III

(3)           There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the Bylaws so provide.

(D)           Vacancies.  Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by Florida Law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E)           Removal.  No director may be removed from office by the shareholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the

Corporation generally entitled to vote in the election of directors, voting together as a single class.

(F)           Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.
MEETINGS OF SHAREHOLDERS

(A)           Annual Meetings. An annual meeting of shareholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)           Special Meetings.  Special meetings of the shareholders may be called only by the President of the Company or by the Board of Directors. The President must call such meeting whenever requested to do so by the shareholders owning, in the aggregate, not less than twenty percent (20%) of the Common Stock of the Company. The Board of Directors must act pursuant to a resolution adopted by a majority of the Board of Directors.  Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.

ARTICLE 8.
INDEMNIFICATION

(A)           Limited Liability. To the fullest extent permitted by Florida Law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

(B)           Right to Indemnification.

(1)           Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Florida Law; provided that such indemnification will not be provided for any director or officer if a judgment or final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction in which the director or officer derived an improper personal benefit, (c) in the case of a director, a circumstance under which the liability provisions of Florida Statute 607.0834 are applicable, or (d) willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor.

(2)           The right of any director or officer of the Corporation to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Florida Law.  The right to indemnification conferred in this Article 8 shall be a contract right.

(3)           The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Florida Law.

(C)           Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Florida Law.

(D)           Nonexclusivity of Rights.  The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)           Preservation of Rights.  Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of these Amended and Restated Articles of Incorporation or the Bylaws, nor, to the fullest extent permitted by Florida Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant to these Amended and Restated Articles of Incorporation, arising out of or related to any event, act or omission that occurred prior to the time of any such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9.
AMENDMENTS

(A)           Right to Amend.  The Corporation reserves the right to amend these Amended and Restated Articles of Incorporation in any manner permitted by Florida Law and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 9, unless such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(B)           Approval of Amended and Restated Articles of Incorporation.  The Amended and Restated Articles of Incorporation were approved and adopted by the directors of the Corporation at a meeting held on July 17, 2014 and by the written consent of the holders of a majority of the outstanding Common Stock effective as of July 17, 2014.  The holders of the Common Stock are the only voting group entitled to vote on the Amended and Restated Articles of Incorporation, and the approval of the Amended and Restated Articles of Incorporation by the holders of a majority of the Common Stock was sufficient to approve the Amended and Restated Articles of Incorporation under the Act and the Articles of Incorporation and Bylaws of the Corporation.

(C)           Effective Time and Date of Amended and Restated Articles of Incorporation.  The Amended and Restated Articles of Incorporation shall become effective as of the close of business on August        , 2014.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment and Restatement as of this      day of        , 2014.

C1 FINANCIAL, INC.

By:
	Name:	Trevor R. Burgess
	Title:	Chief Executive Officer